Exhibit 10.1

WARRANT TERMINATION AGREEMENT

THIS WARRANT TERMINATION AGREEMENT, dated as of December [    ], 2025 (this “Agreement”), is by and between Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), and the signatory party hereto (the “Holder”).

RECITALS

WHEREAS, (i) on May 8, 2023, the Company entered into a securities purchase agreement (the “May SPA”), as amended from time to time, with the investors party thereto (each, a “May Investor”, collectively, the “May Investors”), pursuant to which the Company issued to each May Investor warrants (the “May Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”); (ii) on September 5, 2024, the Company entered into a securities purchase agreement (the “September SPA”) with the investors party thereto (each, a “September Investor”, collectively, the “September Investors”), pursuant to which the Company issued to each September Investor warrants (the “September Warrants”) to purchase shares of the Company’s Common Stock; (iii) on December 21, 2024, the Company entered into a securities purchase agreement (the “December SPA”) with the investors party thereto (each, a “December Investor” and collectively, the “December Investors”), pursuant to which the Company issued to each December Investor warrants (the “December Warrants”) to purchase shares of Common Stock; (iv) on March 21, 2025, the Company entered into a securities purchase agreement (the “March SPA”) with the investors party thereto (each, a “March Investor” and collectively, the “March Investors”), pursuant to which the Company issued to each March Investor warrants (the “March Warrants”) to purchase shares of Common Stock; and (v) on July 14, 2025, the Company entered into a securities purchase agreement (the “July SPA”) with the investors party thereto (each, a “July Investor” and collectively, the “July Investors” and together with May Investors, September Investors, December Investors, and March Investors, the “Investors”), pursuant to which the Company issued to each July Investor warrants (the “July Warrants” and together with May Warrants, September Warrants, December Warrants, and March Warrants, the “Warrants”) to purchase shares of Common Stock. The number of outstanding Warrants currently held by the Holder are further described on Schedule A hereto;

WHEREAS, the Company and the Holder have agreed to irrevocably terminate the Warrants set forth on Schedule B hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties.

(a) The Company represents and warrants to Holder that:

(i) the Company has full corporate power and authority to execute and deliver this Agreement;

(ii) the execution, delivery and performance of this Agreement by Company has been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate action on the part of Company, its board of directors or its equity holders is necessary to authorize the execution, delivery and performance by the Company of this Agreement; and

(iii) this Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Holder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Holder represents and warrants to the Company that:

(i) the Holder has full power and authority to execute and deliver this Agreement;

(ii) this Agreement has been duly executed and delivered by the Holder and, assuming the due execution and delivery by Company, constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms;

(iii) the Holder is the sole legal and beneficial owner of the Warrants purported to be owned by the Holder as listed on Schedule A and the Holder has not transferred, sold or otherwise assigned any of its Warrants or any rights thereunder or with respect thereto;

(iv) the Holder acknowledges that the Company has made no representation regarding the potential or actual tax consequences for the Holder which will result from entering into the Agreement and from consummation of the transactions contemplated hereby;

(v) the Holder acknowledges that it bears complete responsibility for obtaining adequate tax advice regarding the Agreement and the transactions contemplated hereby;

(vi) the Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated by Agreement which have been requested by the Holder;

(vii) The Holder has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its representatives shall modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained herein; and

(viii) The Holder acknowledges that all of the documents filed by the Company with the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that have been posted on the Commission’s EDGAR site are available to the Holder, and the Holder has not relied on any statement of the Company not contained in such documents in connection with the Holder’s decision to enter into this Agreement and the transactions contemplated hereby.

2. Termination of Warrants. The Company and the Holder hereby agree that upon the execution of this Agreement, the Warrants set forth on Schedule B hereto and any and all rights thereunder or with respect to thereto are, in each case, cancelled, terminated and declared null and void and shall be of no further force or effect.

3. Delivery of Warrants. The parties acknowledge that no physical delivery to the Company of the Warrants shall be required.

4. Miscellaneous.

(a) Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction.

(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(c) Entire Agreement. This Agreement and the Warrants constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, this Warrant Termination Agreement has been duly executed by the parties set forth below as of the date first above written.

Company:

Faraday future intelligent electric inc.

By:
	Name:	Matthias Aydt
	Title:	Co-Global Chief Executive Officer

HOLDER:

[Name of the Holder]

Name:
Title:	Authorized Signatory

[Signature Page to Warrant Termination Agreement]